
                                                                        Exhibit 12


                            SOUTH JERSEY INDUSTRIES, INC.
           Calculation of Ratio of Earnings from Continuing Operations to
                         Fixed Charges (Before Income Taxes)
                                   (IN THOUSANDS)


                                       Fiscal Year Ended December 31,
                        ------------------------------------------------------------
                            2000        1999        1998        1997        1996
                        ------------------------------------------------------------
Net Income*                 $24,665     $21,977     $13,444     $18,429     $18,265

Income Taxes                 18,658      16,428      11,659      10,739      10,171

Fixed Charges**              24,392      24,300      22,436      20,320      20,408

Capitalized Interest            (26)       (390)       (167)       (107)       (114)
                        ------------------------------------------------------------

Total Available             $67,689     $62,315     $47,372     $49,381     $48,730
                        ============================================================


Total Available                2.8x        2.6x        2.1x        2.4x        2.4x
------------------------
Fixed Charges




 *  Net Income before Discontinued Operations.

** Includes interest and preferred securities dividend requirements of a subsidiary.
